Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of (1) our report dated March 7, 2018 (May 31, 2018 as it relates to the adoption of ASU 2014-09, Revenue from Contracts with Customers) relating to the consolidated financial statements of Caesars Entertainment Corporation and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph for the adoption of ASU 2014-09 and an emphasis-of-matter paragraph relating to Caesars Acquisition Company merger with and into the Company on October 6, 2017) appearing in the Company’s Current Report on Form 8-K filed on June 1, 2018, and (2) our report dated March 7, 2018 relating to the effectiveness of the Company’s internal control over financial reporting appearing in the Annual Report on Form 10-K of Caesars Entertainment Corporation for the year ended December 31, 2017, filed on March 8, 2018.

/s/ DELOITTE & TOUCHE LLP

Las Vegas, Nevada

December 13, 2018